SIXTH AMENDMENT AND JOINDER
dated as of November 1, 2011
to the
SHAREHOLDER SERVICES AGREEMENT
dated as of April 1, 1999
among
PRINCIPAL LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS") (together with the Schedule and Exhibits, as amended from time to time, the "Agreement") .
The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Sixth Amendment and Joinder (this "Amendment").
Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Amendment of the Agreement

(a)
Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to the "Company" shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.

(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.

(c)	Amendment and Restatement of Schedule A. Schedule A is hereby amended and restated in accordance with the Amended and Restated Schedule A attached hereto.

2.	Representations
Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3.	Miscellaneous

(a)	Entire Agreement; Restatement.

(i)
This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)
Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified on the first page of this Amendment.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.	PRINCIPAL LIFE INSURANCE COMPANY
/s/ Otis H. Cowan	/s/ Sara Wiener
By: _________________________________	By: _________________________________
Name: Otis H. Cowan	Name: Sara Wiener
Title: Vice President	Title: Director – Life Product Mgmt

AMERICAN CENTURY INVESTMENT SERVICES, INC.	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY
/s/ Cindy A. Johnson	/s/ Sara Wiener
By: _________________________________	By: _________________________________
Name: Cindy A. Johnson	Name: Sara Wiener
Title: Vice President	Title: Director – Life Product Mgmt

SCHEDULE A

dated as of November 1, 2011
to the

SHAREHOLDER SERVICES AGREEMENT
dated as of April 1, 1999
SEPARATE ACCOUNTS UTILIZING FUNDS:

1.	Principal Life Insurance Company Separate Account B

2.	Principal Life Insurance Company Variable Life Separate Account

3.	Principal National Life Insurance Company Variable Life Separate Account